Exhibit 10.17

DIRECTOR RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (the “Agreement”) is between ACR Group, Inc., a Texas Corporation (the “Company”), and Roland H. St. Cyr (the “Director”), effective March 1, 2004.

WHEREAS, the Board of Directors of the Company considers it essential to the best interest of the Company that its outside directors receive, as part of their compensation, certain shares of Company common stock, in order to more further align the interests of the outside directors with the interests of the Company and its shareholders and to enable such outside directors to share in the growth of the Company.

NOW THEREFORE, in consideration of the mutual terms, conditions and covenants, the parties hereto agree as follows:

Restricted Shares Award. 42,000 shares of restricted stock of the Company (Company common stock par value $0.01) are hereby awarded to the Director. Restricted Shares awarded hereunder are not transferable by the Director until the date that the applicable shares become vested. Notwithstanding such restrictions, the Director shall retain all voting rights with respect to such non-vested Restricted Shares. However, the Director shall not be entitled to any dividends paid with respect to such non-vested Restricted Shares, and shall have no other rights respecting such shares except as specifically set forth in this Agreement. The Company will file appropriate registration documents (and bear all such costs) pertaining to the vested Restricted Shares as reasonably requested by the Director. As of the date any such shares become vested, then those shares shall contemporaneously become transferable and payable to the Director within thirty (30) days thereof.

Vesting Schedule. The Restricted Shares shall vest as follows:

10,500 Restricted Shares to vest as of March 1, 2005.

10,500 Restricted Shares to vest as of March 1, 2006.

10,500 Restricted Shares to vest as of March 1, 2007.

10,500 Restricted Shares to vest as of March 1, 2008.

Accelerated Vesting—Board Re-nomination. In the event the Director is notified in writing by the Chairman of the Board of Directors of the Company that the Director will not be re-nominated to serve as a director on the Board of Directors of the Company, so long as such Director is otherwise willing and able to serve and has provided a written declaration of the same to the Chairman of the Board of Directors of the Company within thirty (30) days of such notification, then all Restricted Shares hereunder, to the extent not already vested, shall become vested, fully transferable and without restriction as of the last day the Director serves on the Board of Directors of the Company.

Accelerated Vesting/Change of Control. Notwithstanding any other provisions of this Agreement, in the event of a Change of Control, then all Restricted Shares hereunder, to the extent not already vested, shall be come vested, fully transferable, and without restriction. “Change of Control” shall mean (1) the transfer of beneficial ownership or voting rights of a majority of the outstanding shares of any class of Company capital stock, or shares of Company capital stock with the power, over time, to elect a majority of the members of the Board, to any person or entity

(including a “group” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), except that if beneficial ownership would be deemed to occur merely upon the execution of voting agreements to support a merger, consolidation or other transaction to be consummated in the future, then for purposes of this Agreement the date of such Change of Control shall instead be the date of consummation of such merger, consolidation or other transaction, (2) the shareholders of the Company prior to any merger, consolidation or other transaction do not continue to own at least fifty percent (50%) of all classes of stock of the surviving entity following such merger, consolidation or other transaction; (3) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a direct or indirect wholly owned subsidiary of the Company); (4) the Company is materially or completely liquidated; or (5) during any consecutive two-year period, individuals who constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Company was approved by a vote of at least three quarters of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

Forfeiture. All Restricted Shares granted pursuant to this Agreement which are not already vested shall be forfeited by the Director as of the last date that the Director serves as a member of the Board of Directors of the Company, unless otherwise provided under this Agreement. Upon such forfeiture of non-vested Restricted Shares, such shares shall be returned to the Company.

Payment/Stock Registration. As of the date Restricted Shares become vested, then those shares shall contemporaneously become transferable and payable to the Director within thirty (30) days thereof. At that time, the Company will file appropriate registration documents pertaining to the Restricted Shares as requested by the Director.

Severability. The provisions of this Agreement are severable, and any judicial determination that one or more of such provisions, or any portion thereof, is invalid or unenforceable shall not affect the validity or enforceability of any other provisions, or portion thereof, but rather shall cause this Agreement to first be construed in all respects as if such invalid or unenforceable provisions, or portions thereof, were modified to terms which are valid and enforceable and provide the greatest protection to the Company’s business and interests; provided, however, that if necessary to render this Agreement enforceable, it shall be construed as if such invalid or unenforceable provisions, or portions thereof, were omitted.

Assignability. This Agreement is a personal agreement which may not be assigned or transferred by either party without the express prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of the parties, and the respective permitted successors and assigns, heirs and legal representatives. This award of Restricted Stock and the rights and privileges conferred hereunder shall not in any manner be liable for or subject to any debts, contracts, liabilities or torts of the Director.

Tax Withholding. To the extent the distribution to the Director of shares of Company common stock which have become vested hereunder are subject to income and employment taxes which the Company determines must be withheld with respect to the distribution of such shares of common stock, no such shares shall be distributed to the Director until satisfactory arrangements (as determined by the Company) will have been made by the Director with respect to the payment of any applicable income and employment taxes which the Company determines it must withhold with respect to such shares of common stock.

Adjustment of Common Stock. The number of Restricted Shares granted hereunder shall be automatically adjusted in the event of any Recapitalization Event (as defined below) so as to prevent the enlargement or dilution of the Director’s non-vested Restricted Shares as of such Recapitalization Event date. Recapitalization Event includes spin-offs of assets, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuance of rights or warrants and similar transactions or events involving the Company.

Governing Law/Captions. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

Amendment. Except as otherwise provided herein, this Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto.

Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid addressed as follows, or to such other address as any party shall have furnished to the other in writing:

If to the Director:

Roland H. St. Cyr

3151 Lake Island Drive

Montgomery, Texas 77356

If to the Company:

ACR Group, Inc.

3200 Wilcrest Drive

Suite 440

Houston, Texas 77042

Attn:	Chief Executive Officer, and

Chairman of the Compensation Committee

of the Board of Directors

Notice shall be effective when actually delivered to the addressee or when delivered to the address specified in accordance with this Agreement.

Entire Agreement. This Agreement contains the entire understanding of the Company and the Director with respect to the subject matter hereof and supersedes and completely replaces any earlier agreement, written or oral, with regard thereto.

Counterparts. This Agreement may be executed in two (2) or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile signatures shall have the same effect as original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the Director has hereunto set his hand and the Company has caused this Agreement to be executed in its name and on its behalf, effective as of March 1, 2004.

“COMPANY”

ACR GROUP, INC.

By:	/s/ Alex Trevino, Jr.
Alex Trevino, Jr. Chairman of the Board

Date:	May 24, 2004

“DIRECTOR”

Roland H. St. Cyr

/s/ Roland H. St. Cyr
Roland H. St. Cyr

Date:	May 24, 2004